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                                                                     EXHIBIT 3.1


                                STATE of DELAWARE

                          CERTIFICATE of INCORPORATION

                               A STOCK CORPORATION

o    First: The name of this Corporation is Wentworth I, Inc.

o Second: Its registered office in the state of Delaware is to be located at Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, Country of New Castle. The Registered Agent in charge thereof is The Corporation Trust Company.

o Third: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

o Fourth: The total number of shares of stock that this Corporation is authorized to issue is 50,000,000. These shares shall be divided into two classes with 40,000,000 shares designated as common at .01 par value and 10,000,000 shares designated as preferred at .01 par value.

o    Fifth: The name and mailing address of the incorporator are as follows:

                Margie L. Blackwell
                Keating Investments, LLC
                8450 East Crescent Parkway, Suite 100
                Greenwood Village, CO 80111

o Sixth: The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

o Seventh: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director prior to such amendment.

     I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 5th day of March, A.D. 2001.


                                       BY:  /s/ Margie L. Blackwell
                                            ---------------------------------
                                            Margie L. Blackwell, Incorporator
STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 02:00 PM 03/06/2001
010111822 - 3364899